STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) made and entered into as of October 1, 2014 (the “Closing Date”), among AMK WELDING, INC., a Delaware corporation (the “Company”), DYNAMIC MATERIALS CORPORATION, a Delaware corporation (“Parent”), and AIR INDUSTRIES GROUP, a Nevada corporation (the “Purchaser”).

Preliminary Statement

The Company is engaged in the business of providing specialized welding and machining services principally to a power turbine manufacturer and to commercial and military aircraft engine manufacturers (the “Business”).

Parent owns all of the outstanding shares of the capital stock of the Company (the “Purchased Shares”).

The Parent desires to sell, assign and deliver to Purchaser, and Purchaser desires to purchase and acquire from the Parent, the Purchased Shares, on the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

ARTICLE 1
PURCHASE AND SALE OF THE PURCHASED SHARES

1.1           Purchase and Sale of the Purchased Shares.

(a)           On the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 2.1) the Parent shall sell, assign and deliver to Purchaser or its assignee, and Purchaser shall purchase and acquire from the Parent, all of the right, title and interest of the Parent in and to the Purchased Shares, free and clear of all Liens.

(b)           The Company shall have no liabilities as of the Closing other than the following liabilities (collectively, the “Permitted Liabilities”):  (i) those liabilities used in the computation of the Adjusted Working Capital on or prior to the Closing and in the computation of the Actual Adjusted Working Capital, and (ii) liabilities and obligations arising under or relating to any of the Contracts set forth in Schedule 3.13(a), other than (A) any liability relating to work performed prior to the close of business on the Closing Date, or (B) any liability to any banks or other institutional lenders to the Company.  Parent shall cause all Liabilities of the Company other than the Permitted Liabilities to have been discharged or otherwise satisfied in full.

1.2           Purchase Price Adjustments; Allocation.

(a)           In consideration of the sale, assignment and delivery of the Purchased Shares as contemplated herein, Purchaser shall pay the Parent as provided herein and the Parent shall accept a purchase price of Six Million Seven Hundred Fifty Thousand Dollars ($6,750,000.00, the “Purchase Price”) as adjusted in accordance with Section 1.2(b) and (d).

(b)           The Purchase Price shall be subject to adjustment as follows:

(i)           The Purchase Price shall be increased to the extent the Actual Adjusted Working Capital of the Company as of the Estimate Determination Date is more than $891,000 (the “Working Capital Surplus Amount”).

(ii)           The Purchase Price shall be decreased to the extent the Actual Adjusted Working Capital of the Company as of the Estimate Determination Date is less than $891,000 (the “Working Capital Deficit Amount”).

(c)           For purposes of this Agreement, the term “Adjusted Working Capital” of the Company shall be deemed to be equal to the sum of the cash, accounts receivable, other receivables, inventories (raw materials, supplies and work-in-process), deposits, and prepaid expenses minus the sum of the accounts payable, other accrued expenses, accrued employee compensation and benefits and customer advances.  For purposes hereof, August 31, 2014 (the “Estimate Determination Date”) is the date the parties will use for estimating the adjustments pursuant to this Section 1.2.

(d)           In addition to the adjustment of the Purchase Price as provided in Section 1.2(b), the Purchase Price shall be increased by an amount equal to the excess of the income taxes payable by the Parent as a result of the 338(h)(10) election contemplated hereby in excess of the income taxes that would have been paid by the Company had this transaction been structured as a sale of assets by the Company, up to a maximum amount of $50,000.

(e)           The Purchase Price as so adjusted is hereinafter referred to as the “Adjusted Purchase Price.”

(f)           The Adjusted Purchase Price shall be allocated to the Purchased Shares and the covenant not to compete set forth in Section 6.2 consistent with the preliminary allocation provided on Schedule 1.2(f) attached hereto. The Company and Purchaser shall each file with the Internal Revenue Service an Asset Allocation Statement on Form 8883 consistent with such agreed allocation.

1.3           Determination of Adjusted Purchase Price.

(a)           The Parent has prepared and delivered to Purchaser a reasonable good faith estimate of the Adjusted Working Capital of the Company as of the Estimate Determination Date (the “Estimated Adjusted Working Capital”).  The Parent provided Purchaser access to such back up data related to the preparation of the Estimated Adjusted Working Capital as Purchaser reasonably requested and Purchaser agreed to compute the Estimated Purchase Price on the basis of the Estimated Adjusted Working Capital.  Upon receipt of the Estimated Adjusted Working Capital, the parties then determined whether there is a Working Capital Surplus Amount or Working Capital Deficit Amount and the “Estimated Purchase Price,” based upon the Estimated Adjusted Working Capital.

(b)           Not later than thirty (30) days following the Closing Date, Purchaser, with the full cooperation of the Parent, shall prepare a statement of the Company’s Adjusted Working Capital Amount (the “Closing Statement”) as at the Closing Date (the “Actual Adjusted Working Capital”) and deliver the Closing Statement to the Parent, together with a certificate of Purchaser’s principal financial and accounting officer specifying the Adjusted Purchase Price.  The Closing Statement shall be prepared on a basis consistent with the Books and Records of the Company and the methodology used in preparing the Cut-Off Balance Sheet.

(c)           The Parent shall have fifteen (15) days from the date of receipt of the Closing Statement to review the Closing Statement and the Adjusted Purchase Price reflected thereon.  If the Parent does not agree with the Closing Statement, the Parent, within such fifteen (15) day period, shall deliver a written objection to Purchaser that shall specify in reasonable detail the basis for the objection and a computation of the Adjusted Purchase Price asserted by the Parent (the “Objection”).  Upon Purchaser’s receipt of the Objection, Purchaser and the Parent shall negotiate in good faith to resolve the Objection, but if the Objection cannot be resolved by negotiation within thirty (30) days after Purchaser’s receipt of the Objection, Purchaser and the Parent shall submit any disputed items included in the Objection, to a reputable certified public accounting firm as to which Purchaser and the Parent have no reasonable objection (the “Accounting Arbitrator”), who shall review the same, together with the Closing Statement (together with any relevant accounting records, the “Determination Materials”) and, based solely upon the Determination Materials, determine the Adjusted Purchase Price and notify the parties in writing of its determination of the Adjusted Purchase Price within thirty (30) days following the receipt of the Determination Materials, which determination shall be final, conclusive and binding on all parties. The date upon which the Adjusted Purchase Price is determined is hereinafter referred to as the “Adjustment Date”.

(d)           The fees and expenses of the Accounting Arbitrator shall be shared equally by the Parent and Purchaser.

ARTICLE 2
CLOSING

2.1           Time and Place of Closing.

The consummation of the purchase and sale contemplated by this Agreement (the “Closing”) shall be held at the offices of the Company simultaneously with the execution and delivery hereof.  The Closing shall be effective as of 12:01 AM local time on the Closing Date.

2.2           Transactions at the Closing.

(a)           At the Closing:

(i)           The Parent shall deliver to Purchaser certificates representing the Purchased Shares, duly endorsed in blank or accompanied by duly executed stock powers, and such other instruments of transfer requested by and reasonably satisfactory to Purchaser and its counsel for consummation of the transactions contemplated under this Agreement and as are necessary to vest in Purchaser, title in and to the Purchased Shares, free and clear of any Lien or Liability, other than restrictions imposed by federal or applicable state securities laws.

(ii)           The Parent shall deliver to Purchaser resignations of the officers and directors of the Company effective as of the Closing Date.

(iii)           Purchaser shall deliver to the Parent a promissory note in the principal amount of $2,500,000 (the “Note Amount”) from Purchaser and the Company as co-makers in the form agreed by the parties and a mortgage securing the obligations under such note with the Company’s real property located at 283 Sullivan Avenue, South Windsor, CT 06074.

(iv)           Purchaser shall deliver to the Parent an amount equal to (i) the Estimated Purchase Price less (ii) the Note Amount by wire transfer in immediately available funds to the Parent’s account as shall be directed by the Parent at least three (3) Business Days prior to Closing.

(v)            The Company shall have obtained and delivered to Purchaser copies of such Consents as are necessary to effectuate the transaction contemplated hereby and so that the Company will have the ability to operate the Business in substantially the manner conducted as of the date hereof.

(b)           Within five (5) Business Days of the determination of the Actual Adjusted Working Capital, the Purchaser shall compute the Adjusted Purchase Price.  If the Adjusted Purchase Price is less than the Estimated Purchase Price, the Parent shall pay the deficit to Purchaser by wire transfer within two (2) business days of the determination of the Actual Purchase Price and if the Adjusted Purchase Price exceeds the Estimated Purchase Price, Purchaser shall pay the excess to the Parent, by wire transfer, within two (2) business days of the determination of the Actual Purchase Price.

2.3           Post-Closing Actions.

(a)           At the request of Purchaser, the Parent shall, at any time and from time to time after the Closing Date, execute and deliver such other instruments of transfer and conveyance and do all such further acts and things as may be requested by Purchaser to confirm Purchaser’s ownership of the Purchased Shares and to transfer, convey, assign and deliver to Purchaser, or to vest in Purchaser good, valid and marketable title to the Purchased Shares, in each case, free of any Liens and Liabilities.

(b)           The Parent is permitted to keep copies of such financial, accounting and tax records of the Company as it deems appropriate.  Purchaser and the Company shall make available to the Parent such additional financial, accounting and tax records for the period prior to the Closing Date as the Parent shall reasonably request.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND PARENT

The Parent hereby represents and warrants to Purchaser as follows:

3.1           Organization and Qualification.

(a)           The Company and Parent are corporations duly organized, validly existing and in good standing under the Laws of the State of Delaware.  The Company is duly qualified and in good standing as a foreign corporation in each of the jurisdictions set forth in Section 3.1(a)-1 of the Disclosure Letter, which constitute all of the jurisdictions where such qualification is deemed necessary by the Company.  The Company has furnished to Purchaser a complete and correct copy of the Company’s certificate of incorporation and by-laws, each as amended or restated, as in effect as of the Closing Date (the “Company Charter Documents”).  The minute books, stock ledgers and stock transfer records of the Company in the possession of the Company have been furnished by the Parent to the Purchaser for review.  Except as set forth on Section 3.1(a)-2 of the Disclosure Letter, such minute books contain the minutes of all meetings of the shareholder and board of directors of the Company and copies of all actions taken by consent of the shareholder and directors of the Company.  Except as set forth in Section 3.1(a)-3 of the Disclosure Letter, all such meetings were duly called and held, and a quorum was present and acting throughout each such meeting, and all such consents were duly executed by all parties thereto.  Except as set forth in Section 3.1(a)-4 of the Disclosure Letter, such stock ledgers and stock transfer records reflect all issuances and registrations of transfer of all shares of capital stock of the Company, and the certificates representing all canceled shares of capital stock have been returned to the stock ledger. The Company is not in violation of any of the provisions of the Company Charter Documents.

(b)           The Company has authorized capital stock consisting solely of 1,000 shares of common stock, par value $0.001 per share, of which one share is issued and outstanding, and all of which are duly authorized, validly issued, fully paid, non-assessable, and were issued in compliance with all federal and applicable state securities laws.  No person to whom any share was issued and no person claiming through any such person has any claim against the Company in respect of any such issuance, including any claim based upon an alleged misstatement of fact in connection with such issuance or an omission to state a material fact necessary to make the statements of fact stated in connection with such issuance not misleading.   There are no outstanding offers, options, warrants, rights, calls, commitments, obligations (verbal or written), conversion rights, plans or other agreements (conditional or unconditional) of any character providing for or requiring the sale, purchase or issuance of any shares of capital stock or any other securities of the Company.

3.2           No Violation.

(a)           The execution, delivery and performance by the Company of this Agreement and any other instrument or document executed and delivered hereunder by the Company (a) does not conflict with the Company Charter Documents, (b) does not violate any Law or Order applicable to the Company or the Company Assets, (c) does not result in the creation or imposition of any Lien on the Company Assets, and (d) does not result in a breach of or constitute a default (or an event which with the passage of time or giving of notice, or both, would constitute a default) under, or cause or permit the acceleration of the maturity of or give rise to any right of termination, cancellation, imposition of fees or penalties under, any Contract to which the Company is a party or by which the Company, or any of the Company Assets, may be bound.  No notice to, filing with, or Consent of, any Regulatory Authority is necessary for the consummation of the transactions contemplated in this Agreement.

(b)           The execution, delivery and performance by the Parent of this Agreement and any other instrument or document executed and delivered hereunder by the Parent (a) does not conflict with the Parent’s organizational documents (b) does not violate any Law or Order applicable to the Parent or the Parent’s assets, (c) does not result in the creation or imposition of any Lien on the  Parent’s assets, and (d) does not result in a breach of or constitute a default (or an event which with the passage of time or giving of notice, or both, would constitute a default) under, or cause or permit the acceleration of the maturity of or give rise to any right of termination, cancellation, imposition of fees or penalties under, any contract to which the Parent is a party or by which the Parent, or any of its assets, may be bound.  No notice to, filing with, or Consent of, any Regulatory Authority is necessary for the Parent’s consummation of the transactions contemplated in this Agreement.

3.3           Authorization; Validity; Enforceability.

The Company and the Parent have the power to execute, deliver and perform their respective obligations under this Agreement.  The Purchase Documents have been duly executed and delivered, and constitute legal, valid and binding obligations of the Company and the Parent, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles (whether applied in a proceeding at law or in equity) or by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally, by the exercise of judicial discretion in accordance with general equitable principles, and by equitable defenses that may be applied to the remedy of specific performance.

3.4           Compliance with Laws; Permits and Orders.

The Company is not engaging in any activity or omitting to take any action that is or creates a material violation of any Law.  The Company possesses all Permits necessary for the lawful operation of its business as presently conducted and is in material compliance with all such Permits and all applicable Laws and Orders issued by any court or Regulatory Authority and all such Permits will remain in full force and effect after the consummation of the transactions contemplated herein, except for such Permits the absence of which would not require a material modification in the methods of operation of the Company.   No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by the Company of any Law, or (ii) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.  The Company has not received any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Law.

3.5           Books and Records.

The books, accounts and other records of the Company, all of which have been made available to Purchaser, are complete and correct in all material respects and have been maintained in accordance with sound business practices appropriate for the applicable type of books, accounts or records.

3.6           Financial Statements.

(a)           The Company has delivered to Purchaser copies of the balance sheets of the Company as at December 31, 2012 and 2013 and June 30, 2014 and the related statements of operations and cash flows of the Company for the years ended December 31, 2012 and 2013 and the six months ended June 30, 2014 (such statements are referred to herein collectively as the “Financial Statements” and the balance sheet as of June 30, 2014 is referred to as the “Cutoff Date Balance Sheet”).  Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP consistently applied throughout the periods presented and, except for the absence of notes, presents fairly the financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated.

(b)           The Company has no Liability and there is no Lien or other encumbrance on the assets of the Company, that is not fully reflected or reserved against in the Cutoff Date Balance Sheet or fully disclosed in Section 3.6 of the Disclosure Letter (“Undisclosed Liabilities”), and the Company does not have Knowledge of any basis for or threat of an assertion against the Company of any Undisclosed Liability, except for Liabilities incurred since June 30, 2014 (the “Cutoff Date”) in the Ordinary Course of Business consistent with past practice, none of which are individually material.

3.7           Absence of Certain Changes.

(a)           Since the Cutoff Date, the Company has used commercially reasonable efforts to preserve the Business intact, to keep available to the Company the services of all current officers and employees of the Company and to preserve the goodwill of the suppliers, customers, employees and others having business relations with the Company as of such date. Since the Cutoff Date, the Company has conducted its Business in the ordinary course, has maintained its rates and charges without reduction and has maintained its assets and properties in at least as good order and condition as existed on such date, ordinary wear and tear excepted.

(b)           Except as set forth in Section 3.7(b) of the Disclosure Letter, since the Cutoff Date, the Company has not: (i) suffered any adverse change in, or the occurrence of any events which, individually or in the aggregate, has or have had, or might reasonably be expected to have, a Material Adverse Effect on the Business; (ii) incurred damage to or destruction of any of the Company Assets individually having a replacement cost in excess of $50,000, whether or not covered by insurance; (iii) incurred any obligation or liability (fixed or contingent) not in the Ordinary Course of Business in excess of $50,000; (iv) written off as uncollectible any accounts receivable or any portion thereof, except for write-downs, write-ups, and write-offs in the Ordinary Course of Business, none of which is material in amount; (v) encumbered any of the Company Assets with any Liens in addition to Liens in existence as of the Cutoff Date other than Permitted Encumbrances; (vi) sold, transferred or leased any asset that would otherwise have been included in the Company Asset individually having a replacement cost in excess of $20,000, or canceled or compromised any debt or material claim, except in the ordinary course of business; (vii) sold, assigned, transferred or granted any rights under or with respect to any licenses, agreements, patents, inventions, trademarks, trade names, copyrights or formulae or with respect to know-how or any other intangible asset; (viii) amended or terminated any Contracts which otherwise would have been provided to Purchaser in respect of the Personnel or set forth in Schedule 3.13(a); (ix) waived or released any other rights of material value to the Company; (x) declared or paid any dividend on its capital stock, or set apart any money for distribution to or for Parent; (xi) compromised any account receivable or any portion thereof for less than the face amount thereof; (xii) redeemed any portion of its capital stock; (xiii) entered into, or amended the terms of, any employment or consulting agreement; or (xiv) entered into any transactions not in the Ordinary Course of Business which would, individually, materially adversely affect the Business.

3.8           Ownership of Company Assets.

Except as set forth in Section 3.8 of the Disclosure Letter, the Company has good and indefeasible or marketable, as appropriate, title to, or a valid leasehold interest in, or a valid license to use, the CompanyAssets and such other assets as are reflected in the Financial Statements. The Company Assets constitute all of the assets necessary for the operation of the Business and are in the aggregate, in good condition and state of repair, reasonable wear and tear and normal depreciation excepted.

3.9           Accounts Receivable and Accounts Payable.

Section 3.9 of the Disclosure Letter contains a complete and accurate aged list of all accounts receivable and accounts payable of the Company as of the Estimate Determination Date. All accounts receivable shown on Section 3.9 of the Disclosure Letter represent, and all accounts receivable on the Closing Date will represent, sales actually made or services actually performed in the Ordinary Course of Business in bona fide transactions completed in accordance with the terms and provisions contained in any documents relating thereto, and will not be subject to any defenses, counterclaims, or rights of setoff other than those arising in the Ordinary Course of Business and for which adequate reserves will have been established and are fully collectible to the extent not reserved for in the balance sheet on which they are shown.

3.10           Personal Property.

(a)           Section 3.10(a) of the Disclosure Letter contains (i) a true and correct list and a description (including serial number, vehicle registration, tag number and location) of all vehicles owned by the Company and those leased by the Company, (ii) a true and correct list of all other Equipment and other capitalized assets owned by the Company; and (iii) a summary of all other items of personal property owned by the Company.

(b)          The Company has good and transferable title to all of its Equipment, vehicles, and other items of owned personal property free and clear of all Liens, other than Permitted Encumbrances and other than as disclosed on Section 3.10(b) of the Disclosure Letter, all of which shall be removed prior to Closing, other than those included as current liabilities on the Company’s balance sheet for purposes of calculating Actual Adjusted Working Capital.  Copies of all documents evidencing Liens disclosed on Section 3.10(b) of the Disclosure Letter have been provided to Purchaser.  The sale of the Purchased Shares to the Purchaser will not cause a Default under any Contract or Permitted Encumbrance.

(c)          Section 3.10(c)-1 of the Disclosure Letter contains a list of all leases for vehicles, Equipment or other items of personal property leased by the Company.  True and correct copies of each lease listed on Section 3.10(c)-1 of the Disclosure Letter and any amendments, extensions, and renewals thereof have been provided to Purchaser.  Each of the leases described on Section 3.10(c)-1 of the Disclosure Letter is in full force and effect and there are no existing Defaults by the Company or, to the Knowledge of the Parent, any other party to such lease.  No rights of the Company under such leases have been assigned or otherwise transferred as security for any obligation of the Company.  Except as described on Section 3.10(c)-2 of the Disclosure Letter, no Third Party consents are required as a result of the transactions contemplated by this Agreement.

3.11           Inventories.

(a)           All inventory reflected on the Balance Sheet or included in the computation of the Actual Adjusted Working Capital as of the Closing Date (“Inventory”), except Inventory in transit and Inventory sold or disposed of in the Ordinary Course of Business since the Cutoff Date consistent with past practices (i) is now and at the Closing Date will be located on the Premises, other than certain work-in-progress Inventory that, in the Ordinary Course of Business, is located offsite with subcontractors or otherwise, (ii) has been or will be acquired by the Company only in bona fide transactions entered into in the Ordinary Course of Business, (iii) is of good and merchantable quality except to the extent adequately reserved for in the Balance Sheet and the work papers underlying the Closing Statement, (iv) is not now and at the Closing Date will not be subject to any write-down or write-off in excess of the reserves established, and (v) is valued at the lesser of cost or net realizable market value, with appropriate adjustments for obsolete, damaged, discontinued and slow moving Inventory in accordance with GAAP.  Except as described in Section 3.11 of the Disclosure Letter, the Company has now and on the Closing Date will have valid legal title to its Inventory free and clear of any Liens, other than Permitted Encumbrances and Liens disclosed on Section 3.10(b) of the Disclosure Letter.  The Company has no obligation with respect to the return of Inventory in the possession of wholesalers, retailers, or other customers. The Inventory is adequate and appropriate for the conduct of the business of the Company as it is currently being conducted.  Inventory levels are not in excess of the normal operating requirements of the Company in the Ordinary Course of Business.

(b)           All finished goods Inventory has been manufactured in conformity with all applicable contractual commitments and all express and implied warranties.  Section 3.11(b)-1 of the Disclosure Letter includes copies of the Company’s standard terms and conditions of sale.  No product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale set forth in Section 3.11(b)-1 of the Disclosure Letter and the Contracts to which the Company is a party.  Section 3.11(b)-2 of the Disclosure Letter contains a list of all pending warranty claims.

(c)           Except as set forth in Schedule 3.11(c) of the Disclosure Letter, in respect of any item included in Inventory as of the Closing Date which is the subject of a contract or purchase order providing for a fixed priced, the portion of the purchase price received to date by the Company plus the amount included in accounts receivable or inventory (work in progress), represents an equitable allocation of the price for such item based on the costs incurred by the Company with respect to the production of such item to date and the costs reasonably anticipated by the Company that remain to be incurred to complete such item.

3.12           Personnel and Labor Matters.

(a)           Section 3.12(a)-1 of the Disclosure Letter contains a list, as of the Estimate Determination Date, of the names of all Company personnel employed as of such date (collectively, “Personnel”).  The Company has provided to Purchaser a copy of all written agreements between the Company and any Personnel and, in the case of those persons whose agreements are not in writing, the Company has provided Purchaser with a summary of the material terms of such agreements, and all of such written and oral agreements are included in the Contracts referenced on Section 3.12(a)-2 of the Disclosure Letter.  Except as reflected in written agreements provided to Purchaser, all employees are employed on an at-will basis.

(b)           To the Knowledge of Parent, except as set forth in Section 3.12(b) of the Disclosure Letter, none of the individuals listed on Section 3.12(a)-1 of the Disclosure Letter is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such individual and any other Person that in any way materially adversely affects or will affect (i) the performance of his or her duties to the Company, whether as an employee or otherwise, or to the customers of the Company, or (ii) the ability to conduct the Business.

(c)           The Company is not (i) a party to, and does not have any obligation pursuant to any agreement, collective bargaining or otherwise, with any party regarding the rates of pay or working conditions of any of the Personnel, or (ii) obligated under any Contract, Order or Law to recognize or bargain with any labor organization or union on behalf of such Personnel.  There are no pending or, to the Knowledge of the Company, threatened Labor Claims.  The Company is not liable for any unpaid wages, bonuses, or commissions (other than those not yet due) or any Tax, penalty, assessment, or forfeiture for failure to comply with any of the foregoing.  To the best of the Company’s Knowledge, there is no outstanding policy, practice, plan, agreement or arrangement with respect to severance payments with respect to any Personnel.

(d)           Except as set forth in Section 3.12(d)-1 of the Disclosure Letter, the Company has complied in all material respects with all Laws relating to the employment of labor to the extent relating to the Business, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, workers’ compensation and the payment of social security and other Taxes and unlawful discrimination and harassment.  Except as set forth in Section 3.12(d)-2 of the Disclosure Letter, there are, and during the past three (3) years there have been, no legal actions against the Company alleging any unfair labor practices, minimum wage or overtime or equal pay violations, occupational safety and health violations, wrongful discharge or unfair dismissal claims, employee grievances, discrimination claims, claims arising out of any alleged failure to properly inform or consult employees or their representatives, workers’ compensation claims or claims relating to unpaid wages or other compensation due to any personnel of the Company, and, to the Company’s Knowledge, none have been threatened nor is there any reasonable basis therefore.  No notice has been received by the Company within the past three (3) years of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation of the Company, and, to the Company’s Knowledge, no such investigation is in progress.  The Company has not incurred any liability, and no facts exist that would be likely to give rise to any liability, in connection with the classification by the Company of any individual as an independent contractor.

(e)           There are no outstanding orders or charges against the Company under any occupational health or safety legislation and, to the Company’s Knowledge, none have been threatened.  All material levies, assessments and penalties made against the Company related to the Business pursuant to all applicable workers compensation legislation as of the date hereof have been paid.

(f)           Each individual currently employed by the Company has presented legal proof of his or her identity and authorization to work in the relevant jurisdiction for such the Company and is either (i) a citizen of the relevant jurisdiction or lawful permanent resident entitled to work or (ii) a nonimmigrant possessing a current, valid authorization issued by U.S. Citizenship and Immigration Services (or equivalent foreign border control agency) permitting employment by the Company.

(g)           The Company has taken reasonable measures to protect its trade secrets and intellectual property, including, without limitation, causing all Personnel to execute a non-disclosure agreement and an assignment of rights to all inventions agreement in favor of the Company.

3.13           Contracts.

(a)           Schedule 3.13(a) attached hereto contains a true and correct list of all Contracts, oral or written, to which the Company is party as of the Estimate Determination Date and, in the case of oral Contracts, a description of the material terms thereof, provided, however a Contract need not be listed on Schedule 3.13(a) if it (i) concerns the employment of Personnel, (ii) involves the payment or receipt of no more than $25,000, or (iii) can be terminated solely by the Company on no more than 30 days notice without liability to the Company of more than $10,000.

(b)           Each of the Contracts is in full force and effect and there exists no Default under any Contract by the Company or, to the Knowledge of the Company and Parent, any other party to such Contracts or any event which, with the passage of time, will create a Default thereunder by the Company or, to the Knowledge of the Company and Parent, any other party to such Contracts.  Except as set forth in Section 3.13(b) of the Disclosure Letter, no consent of any party to the Contracts is required as a result of the transactions contemplated by this Agreement.

(c)           The Company has not received notice (written or oral) of any threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Contract.

(d)           Except as indicated on Section 3.13(d)-1 of the Disclosure Letter, no Related Person of the Company has or had any material interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business.  Except as disclosed in Section 3.13(d)-2 of the Disclosure Letter, the Company does not have nor does any Related Person of the Company own, or has ever owned, of record or as a beneficial owner, a material equity interest or any other material financial or profit interest in any Person that has had business dealings or a material financial interest in any transaction with the Company. Except as set forth in Section 3.13(d)-3 of the Disclosure Letter, no Related Person of the Company is a party to any Contract with, or has any claim or right against, the Company.

3.14           Intellectual Property.

(a)           Section 3.14(a) of the Disclosure Letter sets forth a complete list of all of the following types of Intellectual Property Rights owned by the Company:  (i) patents and patent applications; (ii) trademark and service mark registrations and registration applications; (iii) unregistered trademarks and service marks used in the Business; (iv) Internet domain name registrations; (v) copyright registrations and renewals thereof and applications for registration of copyrights; and (vii) trade names and corporate names.  Except for know-how and other rights protected under common law, the Intellectual Property Rights referred to in the preceding sentence are all rights necessary for the operation of the Business as conducted as of the date hereof.

(b)           Except as set forth in Section 3.14(b) of the Disclosure Letter and except for off-the-shelf computer software used in the Ordinary Course of Business, the Company does not use Intellectual Property that is owned by, or is licensed from, a Third Party.

(c)           Except as set forth in Section 3.14(c) of the Disclosure Letter, to the Company’s Knowledge, no Computer Software or process of the Company has manifested significant operating problems, other than such problems that are correctable in the Ordinary Course of Business.

(d)           The Company has materially complied with all privacy regulations as mandated by Law and/or as required by relevant Third Parties.

(e)           No Litigation is pending or, to the Knowledge of the Company, threatened, and the Company has not received any notice that the Company has infringed upon or its business conflicts with any rights claimed by any Third Party.

3.15           Litigation.

Except as set forth in Section 3.15 of the Disclosure Letter, there is no Litigation pending or, to the Knowledge of the Company or Parent, threatened against the Company, at law or in equity, or before or by any Regulatory Authority. The Company is not a party to or bound by any Order that affects the Business.

3.16           Real Property; Environmental Matters.

(a)           The Real Property, including buildings located at 283 Sullivan Avenue, South Windsor, Connecticut 06074 currently occupied by the Business, constitutes all of the real property necessary for the operation of the Business.  The Company is the lawful owner of the Real Property and enjoys peaceful and undisturbed possession of the Real Property free and clear of all Liens other than Permitted Encumbrances.  The Real Property has no defects which could materially impair the day to day use thereof for the conduct of the Business as currently conducted.  To the Company’s Knowledge, the current use of the Real Property is authorized under town planning and zoning law free from any conditions prejudicial to the carrying out of the Business; and no violations, notices or complaints have been received in relation to the Real Property from any Governmental Body or other party.

(b)           Except as set forth in Section 3.16(b) of the Disclosure Letter, (i) to the Knowledge of the Company, the Company is in material compliance with all applicable Environmental Laws; (ii) to the Knowledge of the Company, to the extent the Company has transported, stored and disposed of any Hazardous Materials upon real property owned or leased by it, such activities have been in material compliance with applicable Environmental Laws; (iii) to the Knowledge of the Company, there has not occurred, nor is there presently occurring, a Release of any Hazardous Materials by or caused by the Company on, into or beneath the surface of any parcel of real property in which the Company has an ownership interest or any leasehold interest in violation of applicable Environmental Laws; (iv) to the Knowledge of the Company, the Company has not transported or disposed of, or allowed or arranged for any third parties to transport or dispose of, any materials to or at a site which, pursuant to CERCLA, has been placed on the National Priorities List; (v) the Company has not received written notice that the Company is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under RCRA; and (vi) the Company has not undertaken at the request of any federal, state or local Governmental Body (or been requested in writing by any federal, state or local Governmental Body to undertake) any response actions pursuant to any Environmental Law in each of the foregoing cases of causes (i) through (vi), except as to circumstances which could not reasonably be expected to have a Material Adverse Effect on the Business.

3.17           Insurance.

The Company maintains no policies of insurance.  Section 3.17-1 of the Disclosure Letter lists all policies of insurance maintained by Parent under which the Company is a named insured.  There are no unsatisfied written requirements imposed or made by any of Parent’s current insurance companies with respect to current policies covering any of the Company Assets, or by any Governmental Body requiring or recommending, with respect to any of the Company Assets, that any repairs or other work be done on or with respect to, or requiring or recommending any equipment or facilities be installed on or in connection with, any of the Company Assets.  Section 3.17-2 of the Disclosure Letter sets forth a correct and complete list for the three-year period ending on the Closing Date, of (i) all accidents, casualties or damage occurring on or to the Company Assets or relating to the Business which resulted in claims individually in excess of $50,000, and (ii) claims for product liability, damages, contribution or indemnification and settlements (including pending settlement negotiations) resulting therefrom which individually are in excess of $50,000. As of the Estimate Determination Date there are no disputes with underwriters of any insurance policies or bonds maintained by the Company.

3.18           Employee Benefit Plans.

(a)           Section 3.18(a) of the Disclosure Letter sets forth a true, complete and correct list of all plans, programs, policies, arrangements and agreements that the Company or Parent maintains or has entered into or is obligated under with respect to personnel of the Company that provides or promises retirement benefits, deferred compensation, welfare benefits, fringe benefits or equity compensation for any employee of the Company and/or their eligible dependents (collectively, the “Employee Benefit Plans”).

(b)           With respect to each Employee Benefit Plan, the Company has provided Purchaser with a true and complete copy of the Employee Benefit Plan document and the summary plan description thereof, if applicable, or, if no such document or summary exists, a written description of such Employee Benefit Plan.

(c)           With respect to the Employee Benefits Plans, to the Knowledge of the Company and Parent, no event or conduct has occurred that could result in the imposition on the Company of any excise Tax under Sections 4971 through 4980B of the Code or any civil liability under Section 502(i) of ERISA. To the Company’s and Parent’s Knowledge, the requirements of Part 6 of Subtitle I of ERISA and Section 4980B of the Code and the regulations promulgated thereunder (“COBRA”), including COBRA’s notice and disclosure obligations to eligible employees, have been met in all material respects with respect to each Employee Benefit Plan to the extent COBRA is applicable to such Employee Benefit Plan.

(d)           No Employee Benefit Plan is a multiemployer plan (within the meaning of Section 3(37) of ERISA) or an “employee pension benefit plan” (within the meaning set forth in Section 3(2) of ERISA) that is subject to the requirements of Section 412 of the Code or Title IV of ERISA.

(e)           Except as expressly provided herein or as set forth in Section 3.18(e) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will entitle any Personnel to severance or any similar payment to be paid by Purchaser.

3.19           Taxes.

(a)           All Tax Returns required to be filed by or on behalf of the Company, or any consolidated group of which the Company is a part, have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) all material Taxes payable by or on behalf of the Company or by Parent in respect of the operations of the Company have been fully and timely paid (whether or not shown on any Tax Return).  With respect to any period for which Tax Returns of or relating to the Company have not yet been filed or for which Taxes are not yet due or owing, the Company has made sufficient accruals for such Taxes on the face of the most recent balance sheet included in the Financial Statements of the Company and on its books and records.  All required estimated Tax payments sufficient to avoid any underpayment penalties have been made in all material respects by or on behalf of the Company.  Except as set forth in Section 3.19(a) of the Disclosure Letter no basis exists for the imposition of additional material Taxes by any Taxing Authority.

(b)           The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid under all applicable Laws.

(c)           No claim has been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction and no basis exists for such a claim.

(d)           All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of the Company have been fully paid or provided for on the books and records and the Financial Statements of the Company, and there are no other audits or investigations by any Taxing Authority in progress, and neither the Company nor Parent has received any notice from any Taxing Authority that it intends to conduct such an audit or investigation.  No issue has been raised by a Taxing Authority in any prior examination of the Company which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(e)           Except as set forth in Section 3.19(e) of the Disclosure Letter, the Company has not (i) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (ii) granted any extension or waived the statute of limitations for the assessment or collection of Taxes, which Taxes have not since been paid, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(f)           Except as set forth in Section 3.19(f) of the Disclosure Letter, the Company is not a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) (“Tax Sharing Agreement”) pursuant to which it will have any obligation to make any payments after the Closing.

(g)           There are no Liens as a result of any unpaid Taxes upon any of the assets of the Company, other than Permitted Encumbrances.

(h)           Except as set forth on Section 3.19(h) of the Disclosure Letter, there is no taxable income of the Company that will be required under applicable Tax Law to be reported by Purchaser for a taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date.

(i)           The Company has not participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

(j)           The Parent filed a consolidated federal income tax return with the Company for the taxable year immediately preceding the current taxable year and the Parent is eligible to make an election under section 338(h)(10) of the Code (and any comparable election under state, local or foreign tax law) (the “338(h)(10) Election”) with respect to Company.

(k)           The Parent is not a foreign person within the meaning of Section 1445(b)(2) of the Code.

3.20           Customers, Suppliers, Distributors and Agents.

(a)           The names and addresses of all clients of the Company during the year ended December 31, 2013 and during the year ending December 31, 2014 through the Estimate Determination Date who have accounted for more than five percent (5%) of the Company’s revenues during each of those periods (each a “Principal Client”) are set forth in Section 3.20(a) of the Disclosure Letter.

(b)           Except as set forth in Section 3.20(b) of the Disclosure Letter, neither the Company nor Parent has any Knowledge that any Principal Client or supplier to the Company whose sales to the Company represent more than 5% of the Company’s purchases during the year ended December 31, 2013 (“Principal Supplier”) will cease to continue such relationship, or will substantially reduce the extent of such relationship, at any time prior to or after the Closing Date.  Neither the Company nor Parent has any Knowledge of (i) any contemplated material and adverse modification or change in the business relationship of the Company with, or (ii) any existing condition or state of facts which will materially adversely affect, or has a reasonable likelihood of materially adversely affecting the business relationship of the Company with any Principal Client or Principal Supplier or which has prevented or will prevent the Business from being carried on under its new ownership after the Closing in substantially the same manner as it is currently carried on.

3.21           Brokers and Finders.

The Company has not incurred any obligation or Liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the transactions contemplated by this Agreement.

3.22           No Injunction

No Litigation, regulation, or legislation is pending or threatened which seeks to enjoin, restrain, or prohibit Purchaser, or to obtain damages from Purchaser, in respect of the consummation of the transactions contemplated hereby, or which seeks to enjoin the operation of the Company or all or a material portion of the Business, which, in the reasonable judgment of Purchaser, would make it inadvisable to consummate the transactions contemplated by this Agreement.

3.23           Correctness of Representations.

No representation or warranty of the Company or Parent in this Agreement or the Disclosure Letter or in any Exhibit, certificate, or Schedule attached hereto or furnished pursuant hereto, contains any untrue statement of material fact or omits to state any fact necessary in order to make the statements contained therein not misleading in any material respect.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Company as follows:

4.1           Organization and Qualification.

Purchaser is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada and has all necessary power and authority to conduct its business and to own, lease, or operate its properties in the places where such business is conducted and such properties are owned, leased, or operated.

4.2           Authority; Validity and Binding Effect.

Purchaser has full power and authority to enter into each of the Purchase Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser of each of the Purchase Documents to which Purchaser is a party have been duly and validly authorized and approved by all necessary action on the part of Purchaser.  Each of the Purchase Documents to which Purchaser is a party are the legal, valid, and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally, and by the exercise of judicial discretion in accordance with equitable principles.  Neither the execution and delivery by Purchaser of any of the Purchase Documents to which Purchaser is a party nor the consummation by Purchaser of the transactions contemplated hereby or thereby will (i) violate Purchaser’s Articles of Incorporation or Bylaws, (ii) violate any provisions of Law or any Order of any court or any Regulatory Authority to which Purchaser is subject, or by which its assets or properties are bound, or (iii) conflict with, result in a breach of, or constitute a Default under any Contract to which Purchaser is a party or by which its assets or properties are bound.

4.3           Governmental Approval and Consents.

No consent, approval, or authorization of or declaration, filing, or registration with any Regulatory Authority is required in connection with the execution, delivery, and performance by Purchaser of this Agreement or the consummation of the transactions contemplated hereby.

4.4           Brokers and Finders.

Neither Purchaser nor any Related Person of Purchaser has incurred any Liability to any Person other than Acquest International, which will be paid by Purchaser, for any brokerage fees, agent’s commissions, or finder’s fees in connection with the transactions contemplated by this Agreement.

4.5           Correctness of Representations.

No representation or warranty of Purchaser in this Agreement or in any Exhibit, certificate, or Schedule attached hereto or furnished pursuant hereto contains any untrue statement of material fact or omits to state any fact necessary in order to make the statements contained therein not misleading in any material respect.

ARTICLE 5
COVENANTS OF THE COMPANY AND PARENT AND PURCHASER

5.1           Required Approvals.

Each Party agrees to cooperate with each other Party and use reasonable commercial efforts to promptly prepare and file all necessary filings and other documents and to obtain as promptly as practicable all necessary Consents of all Third Parties and Regulatory Authorities necessary or advisable to effectuate the transaction contemplated hereby so as to obtain for the Company and the Purchaser the ability to operate the Business in substantially the manner conducted as of the date hereof.  Each Party shall have the right to review and comment upon in advance, and to the extent practicable each will consult the other Parties on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to Purchaser, the Parent or the Company, as the case may be, that appears in any filing made with, or other written materials submitted to, any Third Party or Regulatory Authority in connection with the transactions contemplated by the Purchase Documents, including any press releases and applicable portions of periodic filings with the Securities and Exchange Commission.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.  Each of the parties hereto agree that it will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including, subject to applicable Laws relating to the exchange of information, promptly furnishing the other with copies of notice or other communications received by Purchaser, the Parent or the Company, as the case may be, from any Third Party or Regulatory Authority with respect to the transactions contemplated hereby.

5.2           Covenant to Make Code § 338(h)(10) Election.

Purchaser and the Parent shall jointly make an election under Section 338(h)(10) of the Code (and any comparable election under state, local or foreign tax law) with respect to the acquisition of the Purchased Shares by Purchaser (the “Code Section 338(h)(10) Election”). Purchaser and Parent shall cooperate fully with each other in the making of such election. In particular, Purchaser shall be responsible for the preparation and filing of all tax returns and forms (the “Section 338 Forms”) required under applicable Tax Law to be filed in connection with making the Code Section 338(h)(10) Election. Parent shall deliver to Purchaser, within 45 days prior to the date the Section 338 Forms are required to be filed, such documents and other forms as reasonably requested by Purchaser to properly complete the Section 338 Forms.

5.3           Purchase Price Allocation.

(a)           Purchaser and Parent shall allocate the Purchase Price in the manner required by Section 338 of the Code and the Treasury Regulations promulgated thereunder.

(b)           Purchaser shall initially prepare a completed set of IRS Forms 8023 (and any comparable forms required to be filed under state, local or foreign tax law) and any additional data or materials required to be attached to Form 8023 pursuant to the Treasury Regulations promulgated under Section 338 of the Code, and such forms shall be executed by the parties on the Closing Date. Purchaser shall prepare all other Section 338 Forms (including without limitation a Form 8883) and shall deliver said forms to Parent for review no later than April 30, 2015. In the event Parent objects to the manner in which such Section 338 Forms have been prepared, Parent shall notify Purchaser within 15 days of receipt of the Section 338 Forms of such objection, and the parties shall endeavor within the next 15 days in good faith to resolve such dispute. If the parties are unable to resolve such dispute within said 15 day period, Purchaser and Parent shall submit such dispute to the Accounting Arbitrator. Promptly, but not later than 15 days after its acceptance of appointment hereunder, the Accounting Arbitrator will determine (based solely on presentations of Purchaser and Parent and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting preparation of the Section 338 Forms shall be conclusive and binding upon the parties.

5.4           Defense Trade Controls Letter.

Promptly after the Closing, the Parent will send to the U.S. Department of State, Office of Defense Trade Controls Compliance, a notification of the sale of the Company, in form reasonably satisfactory to the Purchaser, and will promptly respond to any follow-up requests from the appropriate officials.

ARTICLE 6
POST CLOSING MATTERS

6.1           Personnel Matters.

After the closing, the Parent shall pay to the Company an amount equal to the Liabilities of the Company, to the extent not otherwise recorded as a current liability in the balance sheet of the Company for purposes of calculating Actual Adjusted Working Capital, with respect to: (i) payments of all earned but unpaid salaries, bonus, vacation pay, sick pay, holiday pay, severance pay and other like obligations and payments to the employees, consultants and other personnel that provide services to the Company (collectively, the “Personnel”) for all periods ending on or prior to the Closing Date or that arise as a result of the consummation of the transaction contemplated hereby; (ii) all incurred but unreported or unpaid medical claims of the Personnel occurring prior to the Closing Date and for the cost associated with confinement in any medical care, nursing, rehabilitation or similar facility which commences prior to the Closing Date; and (iii) all Liabilities associated with any leaves taken by the Personnel prior to the Closing Date in connection with the Family and Medical Leave Act of 1993 or any policy, program or plan.  To the extent the amounts payable by the Parent hereunder are known at the time that the Closing Statement is prepared by the Purchaser, such amounts shall be taken into account in computing Actual Adjusted Working Capital.  Any amounts not included in determining Actual Adjusted Working Capital shall be paid by the Parent to the Company within five (5) business days after Parent’s receipt of written notice of the amount due, with an accompanying explanation of the items listed on the written notice.

6.2           Covenant Not to Compete.

(a)           Parent agrees that for a period of five years commencing on the Closing Date it will not, within the Territory, either directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, which is engaged in the provision of welding services of the type currently conducted or provided by the Company (which do not include explosion welding services) to the aircraft and aerospace industry. The Parties hereto specifically acknowledge and agree that the foregoing covenant and agreement is made and given by the Parent in connection with the sale of the Purchased Shares in order to protect and preserve to Purchaser the benefit of its bargain in the purchase of the Purchased Shares, that the remedy at law for any breach of the foregoing will be inadequate, and that Purchaser, in addition to any other relief available to it, shall be entitled to seek temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond in connection with the issuance of such temporary or permanent injunction.  In the event that the provisions of this Section should ever be deemed to exceed the limitation provided by applicable Law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.

(b)           Neither the Parent or any number of its Affiliated Group shall use, sell, lease or license any Person to use any corporate names or trade names of the Company including but not limited to, AMK, AMK Welding, or any substantially similar names.

6.3           Non-Solicitation.

(a)           Until the expiration of five (5) years after the Closing Date, Parent shall not directly or indirectly solicit for employment or any other contractual relationship, or employ any employee or independent consultant who is then, or during the previous six months was, an employee of, the Company or who is contractually obligated to exclusively perform services for the Company as an independent consultant.

(b)           Until the expiration of five (5) years after the Closing Date, Parent shall not directly or indirectly knowingly solicit, entice or induce any Customer (as defined below) to cease or limit its business with the Company, or to become a licensor, customer, supplier, vendor or client of any other person or entity engaged in any activity or business competitive with the Business as conducted at the time of the Closing Date.

(c)           For purposes of this Agreement, a “Customer” shall mean any person or entity, who or which is at the Closing Date, or was at any time within the prior one year period of the Closing Date, a licensor or purchaser, manufacturer or supplier of goods or services (or prospective such licensor, purchaser, manufacturer or supplier), to or from the Company, as the case may be.

6.4           Confidential Information.

The Parent acknowledges that all non-public information, including, but not limited to, financial information, business and strategic plans, product information, domestic and foreign sources of supply, purchasing, manufacturing and sourcing facilities and relationships, know-how, trade secrets, market reports, Company documents and other materials relating to the Business, and other non-public information regarding the Company’s licensors, suppliers, vendors, manufacturers, clients and customers or regarding any agreements with any of the foregoing, and other confidential and proprietary information of the Company, whether written, oral, electronically encoded or otherwise, exclusively owned, used or possessed by the Company (collectively, “Confidential Information”) is the sole property of the Company.   The Parent will not use such Confidential Information or otherwise disclose any such information to any third party for any reason or purpose whatsoever, other than with respect to (a) the preparation of required financial statements and tax returns, (b) the defense of any claim relating to the Business, and (c) other usual and customary purposes. If the Parent is requested or required by law or legal process to disclose any of the Confidential Information and is in the opinion of its counsel compelled to disclose such Confidential Information or else stand liable for contempt or other penalty or censure, the Parent shall provide Purchaser with immediate notice, unless notice is prohibited by law, of any such request or requirement so that Purchaser may seek a protective order or other appropriate remedy.

6.5           Accounting Systems.

The Company’s accounting records are currently maintained in a system and on a network maintained and operated by Parent.  To facilitate the transition from Parent’s computer system to the Company’s, for up to 120 days, Parent agrees to grant such access to the Company and the Purchaser as is reasonably necessary for the Company to continue to maintain the accounting records of the Business on Parent’s system.  The Company will reimburse Parent for any out of pocket expenses incurred by Parent in providing access in accordance with this Section.

ARTICLE 7
INDEMNIFICATION

7.1           Agreement of the Parent to Indemnify.

(a)           Subject to the terms and conditions of this Article 7, the Parent, agrees to indemnify (in such capacity “Indemnitor”), defend, and hold harmless Purchaser (in such capacity, “Indemnitee”) from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Purchaser by reason of, resulting from, based upon, or arising out of:

(i)           the breach of any representation, warranty or covenant of the Parent contained in or made pursuant to any Purchase Document or in any certificate, Schedule, or Exhibit furnished by the Parent or any member in connection herewith or therewith;

(ii)           the business activities of the Company prior to close of business on the Closing Date to the extent not otherwise included or provided for on the Company’s financial statements used for purposes of calculating Actual Adjusted Working Capital;

(iii)           any and all losses or costs with respect to the (A) lawsuit and (B) potential claim identified on Section 7.1(a) of the Disclosure Schedule;

(iv)           any and all claims for the amount of EPL insurance retention or deductible with respect to the defense of the matters identified in Section 7.1(a)(iii);

(v)           any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 7.1; and

(vi)           any matter covered by Article 7.

(b)           Subject to the terms and conditions of this Article 7, Purchaser, agrees to indemnify (in such capacity, “Indemnitor”), defend, and hold harmless the Parent (in such capacity, “Indemnitee”) from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Parent by reason of, resulting from, based upon, or arising out of:

(i)           the operation of the Business after the close of business on the Closing Date;

(ii)           any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 7.1; and

(iii)           any matter covered by Article 7.

7.2           Procedures for Indemnification.

(a)           An Indemnification Claim shall be made by Indemnitee by delivery of a written declaration to the Indemnitor requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim, containing (by attachment or otherwise) such other information as the Indemnitee shall have concerning such Third Party Claim.

(b)           If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 7.3 hereof shall be observed.

(c)           If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor shall have thirty (30) Business Days to object to such Indemnification Claim by delivery of a written notice of such objection to the Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by the Indemnitor and the Indemnification Claim shall be paid in accordance with Section 11.2(d) hereof.

(d)           Upon determination of the amount of an Indemnification Claim that is binding on both the Indemnitor and the Indemnitee, the Indemnitor shall pay the amount of such Indemnification Claim by wire transfer of immediately available funds.

7.3           Defense of Third Party Claims.

(a)           In the event of a Third Party Claim, the Indemnitor shall have thirty (30) days (or such lesser time as may be necessary to comply with statutory response requirements for litigation claims that are included in such Third Party Claims) from receipt of the Indemnification Claim (the “Notice Period”) to notify the Indemnitee, (i) whether or not the Indemnitor disputes its liability to the Indemnitee with respect to such claim, and (ii) notwithstanding any such dispute, whether or not the Indemnitor will, at its sole cost and expense, defend the Indemnitee against such claim.

(b)           In the event that the Indemnitor notifies the Indemnitee within the Notice Period that it will defend the Indemnitee against such claim then, except as hereinafter provided, the Indemnitor shall have the right to defend the Indemnitee by appropriate proceedings.  If the Indemnitee desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense.  If in the reasonable opinion of the Indemnitee, any such claim or the litigation or resolution of any such claim involves an issue or matter that could have a Material Adverse Effect on the Indemnitee, including the administration of the Tax Returns of the Indemnitee or a dispute with a significant customer or supplier of the Company if the Indemnitee is the Purchaser, the Indemnitee shall have the right to control the defense or settlement of any such claim or demand and its reasonable costs and expenses shall be included as part of the indemnification obligation of the Indemnitor.  If the Indemnitee should elect to exercise such right, the Indemnitor shall have the right to participate in, but not control, the defense or settlement of such claim at its sole cost and expense.

(c)           The Indemnitee and the Indemnitor shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing, without expense to the Indemnitor and the Indemnitee such information as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witness in any proceeding relating to such claim.

7.4           Settlement of Third Party Claims.

No settlement of a Third Party Claim involving the asserted Liability of the Indemnitee under this Section 7.4 shall be made without the prior written consent by or on behalf of the Indemnitee, which consent shall not be unreasonably withheld or delayed.  In the event of any dispute regarding the reasonableness of a proposed settlement, the Party that will bear the larger financial Loss resulting from such settlement shall make the final determination in respect thereto, which determination shall be final and binding on all involved Parties.  Any settlement of a Third Party Claim shall include an unconditional release of the Indemnitee from all Liability in respect of such asserted Liability.

7.5           Survival.

Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date, except that (a) the representation and warranties in Sections 3.1, 3.3, 4.1 and 4.2 shall survive and remain in full force and effect indefinitely and (b) the representations and warranties in Section 3.19 and Article 8 shall survive and remain in full force and effect until the time with respect to such event allegedly causing a breach of such representation or warranty for which the applicable statute[s] of limitations has expired.   None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

7.6           Limitations.

(a)           The Parent shall be obligated to indemnify the Purchaser only when the aggregate of all Losses suffered or incurred by the Purchaser as to which a right of indemnification is provided under Article 7 exceeds two hundred fifty thousand Dollars ($250,000) (the "Threshold Amount").  After the aggregate of all Losses suffered or incurred by the Purchaser exceeds the Threshold Amount, Purchaser shall be entitled to receive one and one-half ($1.50) dollars in respect of each one dollar of indemnified claims in excess of the Threshold Amount until Purchaser shall have received an amount equal to the sum of the reimbursed indemnified claims plus the Threshold Amount in respect of indemnified claims.  If Purchaser is entitled to any further payments in respect of indemnifications claims, such payments shall be made on a dollar for dollar basis subject to any limitations contained herein. The Threshold Amount shall not apply to claims regarding Section 3.16(b) (Environmental), Section 3.19 (Taxes), Section 6.1 (Personnel Matters), Section 7.1(a)(iv) (employment policies insurance retention) and Article 8 (Taxes).  No Indemnitor shall be liable for Losses in excess of the actual Losses suffered by the Indemnitee as a result of the act, circumstance, or condition for which indemnification is sought and the aggregate amount of all Losses for which the Parent, shall be liable pursuant to Article 7, shall not exceed 10% of the Adjusted Purchase Price.

7.7           Adjustment to Purchase Price.

Any payment of an Indemnification Claim or Tax Indemnity hereunder shall be accounted for as an adjustment to the Adjusted Purchase Price.

ARTICLE 8
TAX MATTERS

8.1           Tax Allocations.

Subject to Section 1.2(d), Parent shall be responsible for and indemnify Purchaser, and each Purchaser Affiliate and hold them harmless from and against (without duplication), any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company, and those of Parent attributable to the activities of the Company, for all Taxable periods ending on or before the Closing Date (including any Tax resulting from the Code Section 338(h)(10) Election) and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing.  The indemnity provided under this Article 8 shall be referred to herein as the “Tax Indemnity.”

8.2           Tax Returns and Other Tax Matters.

(a)           With regard to cooperation on tax matters:

(i)           Purchaser, the Company and Parent shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Parent agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser, the Company or Parent, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Purchaser, the Company or Parent, as the case may be, shall allow the other Party to take possession of such books and records.

(ii)           Purchaser, the Company and Parent further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from each other, any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(b)           All transfer, documentary, deed recording, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Purchaser when due, and Purchaser will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Company will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(c)           The Purchaser will prepare or cause to be prepared any Tax Returns of the Company that are due or may be filed by the Company from and after the Closing Date, other than any income Tax Returns required to be filed for periods ending on or prior to the Closing Date, which will be prepared by the Parent (at its expense) and delivered in a timely manner to the Purchaser.  If the Parent fails to deliver to the Purchaser any Tax Return contemplated by the first sentence of this Section, the Purchaser will prepare such returns or cause them to be prepared at the expense of the Parent.  In the case of Tax Returns prepared by the Purchaser, the Purchaser will provide the Parent with drafts of any such Tax Returns that include any period ending on or prior to the Closing Date no later than 30 days before their due date (with regard to extensions actually granted) and will permit the Parent to review, comment on and approve such draft Tax Returns.  The Parent will not unreasonably withhold or delay its approval to any such draft Tax Returns.  In the case of Tax Returns of the Company prepared by the Parent, the Parent will prepare such returns consistent with past practice and in accordance with applicable law, will provide to the Purchaser drafts of any such Tax Returns that include any period ending on or prior to the Closing Date at least 30 days before the due date thereof, with regard to extensions actually granted, and will permit the Purchaser to review, comment on and approve such draft Tax Returns.  The Purchaser will not unreasonably withhold or delay its approval to any such draft Tax returns and, after such approval, will execute and file such Tax Returns.  The Purchaser will cooperate with the Parent with respect to any information or documentation reasonably required by the Parent in preparing such Tax Returns.  Any out-of-pocket expense incurred by the Purchaser or the Company in preparing or filing any Tax Return, for a period ending on or prior to the Closing Date, will be paid by the Parent.

ARTICLE 9
GENERAL PROVISIONS

9.1           Definitions.

(a)           Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code or any comparable or analogous group under state, local or foreign Law.

“Books and Records” means all existing data, databases, books, records, correspondence, business plans and projections, records of sales, customer and vendor lists, files, papers, and, to the extent permitted under applicable Law, copies of historical personnel, payroll and medical records of each of the Personnel in the possession of the Company, including employment applications, employment agreements, confidentiality and non-compete agreements, corrective action reports, disciplinary reports, notices of transfer, notices of rate changes, other similar documents, and any summaries of such documents regularly prepared by the Company; all reported medical claims made for each of the Personnel; and all manuals and printed instructions of the Company.

“Business Day” means any day on which national banks are open for business in the State of New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Assets” means assets and rights of the Company constituting the Business, together with the Business as a going concern, including, without limitation, (i) its good will, corporate name (and any derivatives or combinations thereof) and all other intangible assets; (ii) all accounts receivable of the Company; (iii) all inventory used or intended to be used primarily in connection with the Business; (iv) all machinery, equipment, vehicles and other items of personal property owned by the Company or located at the Real Property (as defined herein), together with all leases. subleases and rights thereunder; (v) all of the Company’s right, title and interest in and to all contracts, leases, licenses, commitments and other agreements related to the Business to which the Company is a party or in which the Company has rights; (vi) the real property located at 283 Sullivan Avenue, South Windsor, Connecticut 06074, including without limitation the building situated thereon and all fixtures and improvements thereto (collectively, the “Real Property”); (vii) all deposits, including without limitation customer deposits and security for rent, electricity, telephone, and prepaid charges and expenses; (viii) all Permits (as hereinafter defined) and applications therefor held by the Company; (ix) all books and records of the Company, including a list of clients, records, referral sources, research and development reports and records, production reports and records, services and warranty records, equipment logs, operating guides and manuals, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents,  records or files of or relating to the Business; (x) all rights of the Company in and to the intellectual property of the Company, including without limitation, all trade names, service marks, trademarks, inventions, trade secrets, logos, proprietary processes, computer software and all other information, know-how and other intellectual property rights, and all licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, together with all claims and causes of action against infringements thereof; and rights to protection of interests therein under the legal requirements of all jurisdictions anywhere in the world; (xi) all rights of the Company under non-disclosure or confidentiality, non-compete, non-solicitation agreements, assignment agreements or similar agreements with former employees, employees and agents of the Company or with third parties to the extent relating to the Business or the Company Assets; (xii) all rights of the Company under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to products sold or services provided to the Company or to the extent affecting any of the Company Assets; (xiii) all telephone numbers, e-mail addresses, URLs and website content and fax numbers associated with the Business, other than URLs and e-mail addresses using the “@dmcglobal.com” or “@dynamicmaterials.com” domains and telephone or fax numbers using the (303) or (720) area code; and (xiv) all claims, causes of action and choses in action relating to the assets identified in clauses (i)-(xiii) above.

“Company Charter Documents” shall have the meaning set forth in Section 3.1(a).

“Computer Software” means all computer programs, source and object codes, and all prior and proposed versions, releases, modifications, updates, upgrades and enhancements thereto, as well as all documentation related thereto used by the Company.

“Consent” means any consent, approval, authorization, clearance, exception, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, collective bargaining or other labor agreement, commitment, contract, obligation, debt, note, bond, insurance contract or plan, power of attorney, lease, Lien, encumbrance, equipment lease, mortgage, indenture, pension or other health or welfare benefit plan, or other instrument, license, plan, practice, restriction, severance plan, policy or arrangement, understanding, or undertaking of any kind or character, or other document to which the Company is a Party, that is binding on the Company, or to which the Assets are subject, pursuant to which the Company enjoys any right or benefit.

“Default” means (a) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (c) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Environmental Laws” shall mean any and all federal, state, and local statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees, permits, relating to pollution, hazardous substances and wastes, petroleum or otherwise concerning the protection of the environment, natural resources or human health, including but not limited to: the Clean Air Act; Clean Water Act; Resource Conservation and Recovery Act (“RCRA”); Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”); Emergency Planning and Community Right-to-Know Act; Federal Insecticide, Fungicide and Rodenticide Act; Safe Drinking Water Act; Toxic Substances Control Act;  Materials Transportation Act; Occupational Safety and Health Act; and Endangered Species Act of 1973, each as amended.

“Equipment” means all machinery, equipment, furniture, tools, computers, terminals, computer equipment, office equipment, business machines, telephones and telephone systems, parts, accessories, and the like, wherever located, and any and all assignable warranties of Third Parties with respect thereto.

“Equipment Charges” means rental charges payable or receivable and other payments or receipts applicable to the Equipment.

“GAAP” means generally accepted accounting principles as employed in the United States of America, applied consistently with prior periods and with the Company’s historical practices and methods, provided that standards of materiality applicable to the Company shall be employed without regard to standards of materiality used by the Company in prior periods, and provided further, that the Company’s historical practices and methods shall not be consistently applied to the extent they are not in accordance with GAAP.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Material” means any material, chemical, compound, mixture, hazardous substance, or hazardous waste defined, listed, classified or regulated under any Environmental Law.

“Indebtedness” means, for any Person without double counting, (A) all indebtedness or other obligations of such Person for borrowed money or for the deferred purchase price of property or services, (B) all indebtedness created or arising under any Lien with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (C) all obligations under leases that are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (D) liabilities in respect of unfounded vested benefits under any Employee Benefit Plan and (E)  all obligations owed pursuant to any interest rate hedging arrangement.

“Indemnification Claim” means a claim for indemnification under Article 7.

“Indemnitee” means the Party seeking indemnification hereunder.

“Indemnitor” means the Party against whom indemnification is sought hereunder.

“Information” means information or documentation owned by the Company which information may include, but is not necessarily limited to, financial data, business plans, personnel information (to the extent permitted under applicable Law), drawings, samples, devices, trade secrets, technical information, results of research and other data in either oral or written form; provided, however, that “Information” does not include information which is or becomes generally available to the public other than as a result of a disclosure by Purchaser or its representatives.

“Intellectual Property” means the tangible and intangible intellectual property rights evidenced by, embodied in, or associated with (A) any idea, algorithms, design, concept, technique, methodology, process, invention, discovery or improvement, whether or not patentable, including all United States and foreign patents, patent applications, patent license rights, industrial design registrations, patentable inventions and certificates of invention, and all continuations, continuations in part, re-issues and re-examinations relating thereto, (B) any works of authorship or expression which includes but is not limited to Computer Software, whether or not copyrightable, including moral rights and copyrights recognized by law, together with any renewal or extension thereof, (C) any logos, trademarks, domain names, service marks, trade names and trade dress, and all goodwill relating thereto, (D) any trade secrets, technology licenses, confidential information, shop rights and other intellectual property rights owned and embodied therein, or associated therewith, or similar rights protectable under any laws or international conventions throughout the world, and (E) in each case of the foregoing items (A) through (D), the right to apply for registrations, certificates, or renewals with respect thereto and the right to prosecute, enforce, obtain damages relating to, settle or release any past, present, or future infringement thereof.

“Inventory” shall have the meaning set forth in Section 3.11.

“IRS” means the Internal Revenue Service of the United States of America.

“Knowledge” and the phrases “to the Knowledge of the Parent,” “the Company has received notice,” “to the Parent’s Knowledge,” “the Parent is aware” and any other similar phrases as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual personal knowledge of such Person and, in the case of the Parent, the actual personal knowledge of those persons who served as the officers and general manager of the Company from January 1, 2014 through at least the Closing Date.

“Labor Claims” means claims, investigations, charges, citations, hearings, consent decrees, or litigation concerning: wages, compensation, bonuses, commissions, awards, or payroll deductions; equal employment or human rights violations regarding race, color, religion, sex, national origin, age, handicap, veteran’s status, marital status, disability, or any other recognized class, status, or attribute under any federal, state, local or foreign equal employment Law prohibiting discrimination; representation petitions or unfair labor practices; grievances or arbitrations pursuant to current or expired collective bargaining agreements; occupational safety and health; workers’ compensation; wrongful termination, negligent hiring, invasion of privacy or defamation; immigration or any other claim based on the employment relationship or termination of the employment relationship.

“Law” means any code, directive, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course of Business) of any type, secured or unsecured whether accrued, absolute or contingent, direct or indirect, liquidated or unliquidated, matured or unmatured, known or unknown or otherwise.

“License” means any license, franchise, notice, permit, easement, right, certificate, authorization, approval or filing to which any Person is a party or that is or may be binding on any Person or its securities, property or business.

“Lien” means any conditional sale agreement, covenant, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, right of way, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest.

“Litigation” means any suit, action, administrative or other audit (other than regular audits of financial statements by outside auditors) proceeding, arbitration, cause of action, charge, claim, complaint, compliance review, criminal prosecution, grievance inquiry, hearing, inspection, investigation (governmental or otherwise), notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting the Company, or the transactions contemplated by this Agreement.

“Loss” means any and all direct or indirect Litigation, payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, diminution in the value of assets, damages, punitive, exemplary or consequential damages (including, but not limited to, lost income and profits and interruptions of business), Liabilities, costs, expenses (including (A)  interest, penalties and reasonable attorneys’ fees and expenses, (B) reasonable attorneys’ fees and expenses necessary to enforce rights to indemnification hereunder, and (C) consultant’s fees and other costs of defense or investigation), and interest on any amount payable to a third Party as a result of the foregoing, whether accrued, absolute, contingent, known, unknown, or otherwise as of the Closing Date or thereafter.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” or “Material Adverse Change” when used in connection with a Party means any change, event, violation, inaccuracy or circumstance the effect of which is both material and adverse to (A) the property, business, operations, assets (tangible and intangible) or financial condition of such Party and its parent or subsidiaries, taken as a whole, or (B) the ability of such Party to perform any of its material obligations under this Agreement or the Purchase Documents to which it is a party.

“Order” means any decree, injunction, judgment, order, ruling, writ, quasi-judicial decision or award or administrative decision or award of any federal, state, local, foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority to which any Person is a party or that is or may be binding on any Person or its securities, assets or business.

“Ordinary Course of Business” an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:  (A) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (B) does not require authorization by the board of directors or stockholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (C) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Party” means any party hereto and “Parties” means all parties hereto.

“Permit” means any Regulatory Authority or customer approval, authorization, certificate, easement, filing, franchise, license, notice, permit, qualification or approval or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, assets, or business.

“Permitted Encumbrances” means (A) Liens for Taxes not yet due and payable (other than Taxes arising out of the transactions contemplated by this Agreement); (B) zoning laws and ordinances and similar legal requirements; (C) any right reserved to any Governmental Body to regulate the affected property; (D) inchoate materialmens’, mechanics’, workmen’s, repairmen’s or other like encumbrances arising in the ordinary course of business; (E) any easements, rights-of-way, servitudes, permits, restrictions and minor imperfections or irregularities in title which do not individually or in the aggregate materially interfere with the right or ability to use or operate the Real Property as currently being used, and which do not materially impair the value of the Real Property; (F) such Liens not related to money, if any, that, in the aggregate, do not have a Material negative impact on the value or present use of any of the assets or properties of the Company; and (G) other Liens relating to the assets or properties of the Company that are not related to borrowed money and that (y) secure the liabilities of the Company and (z) have been properly disclosed to Purchaser on an appropriate Section to the Disclosure Letter; (H) Liens, if any, relating to Purchaser’s financing to which the assets and properties of the Company are subject at Closing, and (I) those encumbrances disclosed on Section 9.1(a) of the Disclosure Letter.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Personal Property Taxes” means ad valorem taxes imposed upon the Company’s assets and properties.

“Pre-Closing Tax Period” means any taxable year or period (or portion thereof) that ends on or before the Closing Date.

“Purchase Documents” means this Agreement and the other documents or agreements to be executed in connection herewith to convey the Purchased Shares.

“Purchaser Indemnitees” means Purchaser and its officers, directors, employees, agents and other Related Persons.

“Real Property” shall have the meaning set forth in definition of Company Assets.

“Regulatory Authority” means any federal, state, county, local, foreign or other governmental, public or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties.

“Related Person” means with respect to a particular individual:  (A) each other member of such individual’s Family; (B) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; (C) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (D) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).  With respect to a specified Person other than an individual:  (aa) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (bb) any Person that holds a Material Interest in such specified Person; (cc) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (dd) any Person in which such specified Person holds a Material Interest; and (ee) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).  For purposes of this definition, (I) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (II) the “Family” of an individual includes (1) the individual, (2) the individual’s spouse, (3) any other natural person who is the parent, child, grandparent, grandchild or sibling of the individual or the individual’s spouse and (4) any other natural person who resides with such individual; and (III) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least five percent (5%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least five percent (5%) of the outstanding equity securities or equity interests in a Person.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles).

“Section 338 Forms” shall have the meaning set forth in Section 5.2.

“Tax” means any federal, state, county, local, or foreign tax, charge, fee, levy, impost, duty, or other assessment, including income, gross receipts, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Regulatory Authority, including any interest, penalties, and additions imposed thereon or with respect thereto, and including liability for the Taxes of any other person under Treas. Reg. 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise.

“Taxing Authority” means the IRS and any other federal, state, local or foreign Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return (including any informational return) report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to any Taxing Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of compliance with any legal requirement relating to any Tax.

“Territory” means the United States of America.

“Third Party” means any Person other than a Party.

“Third Party Claim” means any Litigation instituted against the Indemnitee which, if prosecuted successfully, would be a matter for which the Indemnitee is entitled to indemnification under this Agreement.

“Treasury Regulations” means the Federal income tax regulations promulgated under the Code, as such regulations may be amended from time to time.

9.2           Fees and Expenses.

Except as otherwise specifically provided elsewhere in this Agreement, regardless of whether the transactions contemplated by this Agreement are consummated, the Company and Purchaser each shall pay its respective fees and expenses in connection with the transactions contemplated by this Agreement.

9.3           Notices.

All notices, requests, demands, and other communications hereunder shall be in writing and shall be effective (a) when received by the recipient if delivered in person or by courier or overnight service, (b) on the third Business Day after the date mailed if mailed by first class registered or certified mail, postage prepaid, return receipt requested, or (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission), if sent during normal business hours of the recipient and on the next Business Day if sent outside normal business hours of the recipient, as follows:

If to the Company or Parent:

Dynamic Materials Corporation
5405 Spine Road, Boulder, Colorado 80301
Attention: Chief Financial Officer
Telephone: (303) 665-5700
Facsimile: (303) 604-1839
E-mail: mkuta@dmcglobal.com

with a copy (which shall not constitute notice) to:

Sherman & Howard L.L.C.
633 Seventeenth Street, Suite 3000
Denver, Colorado  80202
Attention: Garth B. Jensen, Esq.
Telephone: (303) 299-8257
Facsimile: (303) 298-0940
E-mail: gjensen@shermanhoward.com

If to Purchaser:

Air Industries Group
1479 North Clinton Avenue
Bay Shore, New York 11706-4051
Attention: Peter D. Rettaliata, President
Telephone: (631) 968-0722
Facsimile: (631) 206-9152
E-mail: c/o Kristie Ciaccio at kristie.ciaccio@AirIndinc.com with a copy (which shall not constitute notice) to:

Eaton & Van Winkle, LLP
Three Park Avenue, 16th floor
New York, NY 10016
Attention: Vincent J. McGill, Esq.
Telephone: (212) 779-9910
Facsimile: (212) 779-9928
E-mail: vmcgill@evw.com

or to such other address as the parties hereto may designate in writing to the other in accordance with this Section 9.3.  Any Party may change the address to which notices are to be sent by giving written notice of such change of address to the other parties in the manner above provided for giving notice.

9.4           Assignment

Prior to the Closing, this Agreement shall not be assignable by any of the Parties hereto without the written consent of the others; provided, however, that (a) prior to or at the Closing, Purchaser may assign any or all of its rights and obligations under this Agreement to any of its Related Persons without the consent of the Company if it has given the Company two Business Days prior written notice, but no such assignment shall relieve Purchaser of any of its obligations under this Agreement. From and after any such assignment, the word “Purchaser” shall mean such assignee.

9.5           No Benefit to Others.

The representations, warranties, covenants, and agreements contained in this Agreement are for the sole benefit of the Parties hereto and, in the case of Article 7 hereof, Purchaser Indemnitees, and their respective heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any Third Party beneficiary or any other rights on any other Persons.

9.6           Headings and Gender; Construction; Interpretation.

(a)           The table of contents and the captions and section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.  All references in this Agreement to “Section” or “Article” shall be deemed to be references to a Section or Article of this Agreement.

(b)           Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

(c)           Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Purchaser or the Purchaser, whether under any rule of construction or otherwise.  No Party to this Agreement shall be considered the draftsman.  On the contrary, this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words so as fairly to accomplish the purposes and intentions of all the Parties.

9.7           Amendment of Agreement.

Neither this Agreement, nor any provision hereof, may be changed, waived, discharged, supplemented, or terminated orally, but only by an agreement in writing signed by the Party against which the enforcement of such change, waiver, discharge or termination is sought.  The failure or delay of any Party at any time or times to require performance of any provision of this Agreement shall in no manner affect its right to enforce that provision.  No single or partial waiver by any Party of any condition of this Agreement, or the breach of any term of this Agreement or the inaccuracy or warranty of this Agreement, whether by conduct or otherwise, in any one or more instances shall be construed or deemed to be a further or continuing waiver of any such condition, breach or inaccuracy or a waiver of any other condition, breach or inaccuracy.

9.8           Waiver.

The rights and remedies of the Parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the Purchase Documents will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power, privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the Purchase Documents can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the Purchase Documents.

9.9           Governing Law.

The Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of New York without giving effect to the conflict of laws principles thereof. The Parties agree and acknowledge that the State of New York has a reasonable relationship to the Parties and/or this Agreement.  As to any dispute, claim, or litigation arising out of or relating in any way to this Agreement or the transaction at issue in this Agreement, the Parties hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York or the state courts of the State of New York located in New York County.  Each Party hereby irrevocably waives, to the fullest extent permitted by Law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

9.10           Partial Invalidity.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.  To the extent the deemed deletion of the invalid, illegal or unenforceable provision or provisions is reasonably likely to have a Material Adverse Effect, the Parties shall endeavor in good faith to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as practicable to that of the invalid, illegal or unenforceable provisions.

[signature page is on following page]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed under seal on its behalf by its duly authorized officers, all as of the day and year first above written.

PURCHASER:

AIR INDUSTRIES GROUP

By: /s/Peter D. Rettaliata
       Peter D. Rettaliata
       President

THE COMPANY:

AMK WELDING, INC.

By: /s/Richard A. Santa
       Richard A. Santa
       Vice President

PARENT:

By: /s/Richard A. Santa
       Richard A. Santa
       Senior Vice President